Exhibit 23.2

Ernst & Young LLP	Tel: +1 416 864 1234
100 Adelaide Street West,	Fax: +1 416 864 1174
PO Box 1	ey.com
Toronto, ON M5H 0B3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Reunion Neuroscience Inc. Equity Compensation Plan, of our report dated June 29, 2022, with respect to the consolidated financial statements of Field Trip Health Inc. (now known as Reunion Neuroscience Inc.) included in its Annual Report on Form 40-F for the year ended March 31, 2022, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants,

Licensed Public Accountants

Toronto, Canada

November 18, 2022